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                     April 29, 2020

       Lloyd Rowland, Esq.
       General Counsel
       CytomX Therapeutics, Inc.
       151 Oyster Point Boulevard, Suite 400
       South San Francisco, CA 94080

                                                        Re: CytomX
Therapeutics, Inc.
                                                            Preliminary Proxy
Materials on Schedule 14A
                                                            Filed on April 17,
2020
                                                            File No. 001-37587

       Dear Mr. Rowland:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Mark Roeder, Esq.